EXHIBIT (a)(1)(F)

                              EOG RESOURCES, INC.

        Offer to Purchase for Cash Any and All Outstanding Shares of Its 7.195% Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B,
                             at $1,074.01 per share,
            plus Accrued but Unpaid Dividends to the Date of Purchase

                                   ----------

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M.,
               NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 8, 2006
              (THE "EXPIRATION DATE") UNLESS THE OFFER IS EXTENDED.

                                   ----------

October 11, 2006

To Our Clients:

         Enclosed for your consideration are an Offer to Purchase, dated October 11, 2006 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer") in connection with the offer by EOG Resources, Inc., a Delaware corporation (the "Company"), to purchase for cash any and all outstanding shares of its 7.195% Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B (the "Shares"), at a price of $1,074.01 per share plus accrued but unpaid dividends up to, but not including, the date of purchase, upon the terms and subject to the conditions set forth in the Offer.

         We are (or our nominee is) the holder of record of Shares held by us for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US OR OUR NOMINEE AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

         We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

         Your attention is directed to the following:

         1. The tender price is $1,074.01 per share plus accrued but unpaid dividends up to, but not including, the date of purchase.

         2.   The Offer is being made for all outstanding Shares.

         3. The Offer and withdrawal rights will expire at 9:00 a.m., New York City time, on Wednesday, November 8, 2006, unless the Offer is extended.

         4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of

              Transmittal, U.S. federal or state transfer taxes applicable to the purchase and transfer of Shares pursuant to the Offer. However, U.S. holders of Shares may be subject to backup withholding (currently a rate of 28%) with respect to the amount of consideration received in connection with such holder's sale of Shares pursuant to the Offer, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, certifies that such number is correct and otherwise complies with applicable requirements of the backup withholding rules. See instruction 5 of the Letter of Transmittal.

         If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 8, 2006, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND IS BEING MADE TO ALL HOLDERS OF THE SHARES. THE COMPANY IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF THE COMPANY BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, THE COMPANY WILL MAKE A GOOD FAITH EFFORT TO COMPLY. IF AFTER SUCH GOOD FAITH EFFORT, THE COMPANY CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE.

         IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

The Company's board of directors has approved the Offer. However, holders of Shares must make their own decision as to whether to tender Shares and, if so, how many Shares to tender. None of the Company, its executive officers, its board of directors, the Dealer Managers, the Information Agent or the Depositary, makes any recommendation as to whether you should tender or refrain from tendering Shares.

                                  INSTRUCTIONS
                 WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                        ANY AND ALL OUTSTANDING SHARES OF
     7.195% FIXED RATE CUMULATIVE PERPETUAL SENIOR PREFERRED STOCK, SERIES B
                             OF EOG RESOURCES, INC.

         The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 11, 2006, and the related Letter of Transmittal (which together with the Offer to Purchase, constitute the "Offer") in connection with the offer by EOG Resources, Inc., a Delaware corporation (the "Company"), to purchase for cash any and all outstanding shares of its 7.195% Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B (the "Shares"), at a price of $1,074.01 per share plus accrued but unpaid dividends up to, but not including, the date of purchase, upon the terms and subject to the conditions set forth in the Offer.

         This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Date:______________, 2006


Number of Shares to be Tendered*:
                                  --------------

NAME(S):                                     SIGN HERE:

                                             Signature(s):
----------------------------------                         ---------------------
      (Please Type or Print)

                                             Signature(s):
----------------------------------                         ---------------------
      (Please Type or Print)

ADDRESS:                                     AREA CODE AND TELEPHONE NUMBER:

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(TAX PAYER IDENTIFICATION NUMBER
   OR SOCIAL SECURITY NUMBER)

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.